Exhibit 99.1

FOR IMMEDIATE RELEASE:

Mastech Holdings, Inc. Reports Fourth Quarter and Full Year 2012 Results

PITTSBURGH, PA – January 29, 2013 - Mastech Holdings, Inc. (NYSE MKT: MHH), a national provider of Information Technology and Specialized Healthcare staffing services, announced today its financial results for the fourth quarter and full year ended December 31, 2012.

Fourth Quarter Results:

Revenues for the fourth quarter of 2012 totaled $26.4 million, which represented a 11% increase over the corresponding quarter last year and a 3% improvement over third quarter 2012 results. Gross profit in the fourth quarter of 2012 was $5.0 million compared to $4.6 million in the fourth quarter of 2011. Consolidated net income for the fourth quarter 2012 totaled $728,000 or $0.22 per diluted share, compared to $253,000 or $0.07 per diluted share, during the same period last year. Results in the 2011 fourth quarter included severance charges equal to $0.05 per diluted share.

Demand for our IT staffing services remained solid during the fourth quarter when considering the normal year-end industry trends. Market conditions in the healthcare staffing business remained largely positive and we were able to achieve sequential revenue growth for the tenth consecutive quarter. Overall gross margins in the fourth quarter of 2012 were 19.0%, which were in-line with the previous quarter’s performance and slightly below the 19.3% gross margins reported a year earlier.

Full Year Results:

Revenues for the full year 2012 totaled $101.8 million, or 14% higher than 2011 revenues of $89.4 million. Gross profit for 2012 was $19.2 million, which was $1.7 million higher than the gross profit achieved in 2011. Consolidated net income for 2012 totaled $2.1 million or $0.64 per diluted share, compared to $1.1 million or $0.30 per diluted share one-year earlier.

Kevin Horner, Mastech’s Chief Executive Officer stated, “We are pleased with the results that the Mastech team delivered during the quarter and for the full year 2012. For the year, we organically grew our revenues and consultant-base by approximately 14%, more than doubled our profitability in terms of diluted earnings per share, and continued to invest in our organization to better position Mastech to drive superior results in 2013 and beyond. Additionally, I believe that we were strategic in initiating several corporate transactions during 2012 which resulted in material increases in shareholder value.”

Commenting on the Company’s financial position, Jack Cronin, Chief Financial Officer, stated, “Our balance sheet remains strong despite returning over $9.0 million to our shareholders in 2012, by executing on our share repurchase program and declaring a special $2.00 per share cash dividend. We enter 2013 well positioned with the capital resources necessary to support our growth objectives. At December 31, 2012, we had short-term borrowings, net of cash balances on hand, of $2.0 million and have access to approximately $12.5 million of borrowing capacity under our existing credit facility with PNC Bank.”

In conjunction with its fourth quarter earnings release, Mastech will host a conference call at 9:00 A. M. EST on January 29, 2013 to discuss these results and to answer questions. A live webcast of this conference call will be available on the company’s website, www.mastech.com. Simply click on the Investor Relations section and follow the links to the live webcast. The webcast will remain available for replay through February 5, 2013.

About Mastech Holdings, Inc.:

Leveraging the power of 26 years of IT experience, Mastech (NYSE MKT: MHH) provides Information Technology Staffing services in the disciplines which drive today’s business operations and Specialized Healthcare Staffing services to hospitals and other healthcare facilities. More information about Mastech can be found at Mastech’s website: www.mastech.com.

Forward-Looking Statements:

Certain statements contained in this release are forward-looking statements based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to projections of revenues, earnings, and cash flow. These statements are based on information currently available to the Company and it assumes no obligation to update the forward-looking statements as circumstances change. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors, including, without limitation, the level of market demand for its services, the highly competitive market for the types of services offered by the company, the impact of competitive factors on profit margins, market conditions that could cause the Company’s customers to reduce their spending for its services, and the company’s ability to create, acquire and build new lines of business, to attract and retain qualified personnel, reduce costs and conserve cash, and other risks that are described in more detail in the company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2011.

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For more information, contact:

Donna Mascia

Manager, Investor Relations

Mastech Holdings, Inc.

888.330.5497